Exhibit 99.1

For more information, contact:

Henry Miller - financial contact	George Thomas - media contact
Tel: 484-582-5445	Tel: 484-582-5635
henry.miller@sungard.com	george.thomas@sungard.com

SunGard Announces Third Quarter 2013 Results

Wayne, PA – October 29, 2013 – SunGard, one of the world’s leading software and technology services companies, today reported results for the third quarter ended September 30, 2013. For the third quarter, revenue was $1.0 billion, down 1% year over year. Currency had no material impact on reported revenue for the quarter compared to the prior year. Operating income was $122 million and the operating margin was 11.9% in the quarter, compared to an operating loss of $279 million in the third quarter of 2012. Third quarter 2012 included a $385 million non-cash goodwill impairment charge. Excluding this charge, operating income increased 16% year over year. This was driven by a 3% decline in total costs and expenses. Adjusted EBITDA was $306 million, up 3% year over year, and the adjusted EBITDA margin was 29.7%, up 1.1 points year over year. Adjusted EBITDA is defined in Note 1 attached to this release.

Year to date, revenue was $3.1 billion, down 3% year over year (down 2% adjusting for currency). Operating income was $289 million and the operating margin was 9.5%, compared to an operating loss of $122 million last year. Excluding the goodwill impairment charge mentioned above, operating income increased 10% year over year. This was driven by a 4% decline in total costs and expenses. Adjusted EBITDA was $839 million, flat year over year, and the adjusted EBITDA margin was 27.5%, up 0.8 points year over year.

Russ Fradin, president and chief executive officer, commented, “We remain focused on improving our growth profile. Many of our solutions are seeing strong demand around the world, including our treasury, risk and compliance, and public sector solutions. We’ve instilled disciplined management processes and are realigning our investments for growth, resulting in improved margins, stronger cash flows and reduced debt levels. We are confident that our strategies are taking hold and we are encouraged by SunGard’s opportunities.”

Financial Systems (“FS”) revenue was $635 million in the third quarter, down 1% year over year (also down 1% adjusting for currency). During the quarter, FS recognized $11.5 million of revenue related to the sale of a customer bankruptcy claim. Excluding this sale, FS revenue declined 2% year to year, principally driven by a decline in professional services. Partially offsetting this was growth in software license fees of 23%, or $10 million, to $53 million. Adjusted EBITDA for the period was $194 million, up 14% from the prior year, and the adjusted EBITDA margin was 30.5%, up 3.9 points from last year. Year to date, FS revenue was $1.9 billion, down 3% year over year (also down 3% adjusting for currency). For the same period, license fees were $132 million, a decrease of $4 million year over year. Adjusted EBITDA was $502 million, up 6% from the prior year, and the adjusted EBITDA margin was 26.9%, up 2.3 points from last year.

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Notable deals in the quarter included the following:

•	SunGard’s Stream Clearvision was selected by a global agency broker and clearing firm to support its global derivatives clearing business.

•	SunGard’s Front Arena was renewed by one of Denmark’s largest banks to support cross-asset trading, OTC derivatives operations, and enterprise risk management.

•	SunGard’s AvantGard solution was selected by one of the world’s foremost technology companies for treasury and cash management services with additional hosting and managed services.

•	SGN Funds was renewed by one of the world’s largest asset management firms to support its trust and employee benefits customers.

•	SunGard’s Stream Transfer Agency was selected by one of the largest U.S. banks as part of a renewed and expanded commitment to help transform the bank’s corporate trust operations and consolidate multiple debt and equity processing systems.

Availability Services (“AS”) revenue was $340 million in the third quarter, down 2% year over year (down 1% adjusting for currency), reflecting customer attrition and incremental investments in new service offerings. Adjusted EBITDA was $108 million, down 11% from the prior year, and the adjusted EBITDA margin was 31.6%, down 3.2 points from last year. Year to date, AS revenue was $1.0 billion, down 2% year over year (also down 2% adjusting for currency), and adjusted EBITDA was $325 million, down 7% from prior year, and the adjusted EBITDA margin was 31.5%, down 1.9 points from last year.

Notable deals in the quarter included the following:

•	SunGard was selected by one of the largest U.S. insurance companies to provide a complete disaster recovery solution, including hot site recovery services, advanced recovery services with co-location, and the Managed Recovery Program.

•	A leading supplier of aerospace and energy generation components selected SunGard to help modernize and consolidate its disaster recovery program with Managed Vaulting services and Recover2Cloud for Vaulting.

•	A leading U.K. e-commerce logistics and delivery company expanded its relationship with SunGard to include consulting and cloud hosting services.

Public Sector and Education revenue was $53 million in the third quarter, up 6% year over year, reflecting strong demand for newly introduced software solutions. Adjusted EBITDA was $16 million, up 10% year over year, and the adjusted EBITDA margin was 31.4%, up 1 point from last year. Year to date, revenue was $155 million, an increase of 2% year over year, and adjusted EBITDA was $48 million, up 3% from the prior year, and the adjusted EBITDA margin was 31.2%, up 0.2 points from last year.

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Notable deals in the quarter included the following:

•	SunGard Public Sector’s ONESolution was selected by a city in Texas to provide public safety solutions for computer-aided emergency dispatch, records management and mobile computing.

•	SunGard K-12 Education’s eSchoolPLUS and PerformancePLUS were selected by one of the largest public school districts in Pennsylvania to help manage student data and support student achievement and for tracking student performance and building local benchmark assessments.

Financial Position

For the nine months ended September 30, 2013, the continuing operations of the Company generated $569 million in cash flow from operations, up $143 million year over year, and invested $160 million in capital expenditures, down $13 million from the prior year. In addition, year to date the Company used its cash flow and available cash to repay $218 million of debt.

At September 30, 2013, total debt was $6.4 billion and cash was $689 million. The Company’s leverage ratio, as defined in its senior secured credit agreement, was 4.50x, down from 4.75x at the end of 2012. The leverage ratio is calculated using adjusted EBITDA as defined in Note 2 attached to this release.

Conference Call & Webcast

SunGard will host a conference call and live web broadcast to discuss third quarter 2013 results today at 9:00 a.m. (Eastern Time). The dial-in number for the conference call is 706-902-1370, and the conference ID number is 89628597. You may also listen to the call at www.investorcalendar.com by clicking on the “audio” icon for SunGard. An audio replay will be available two hours after the call ends through midnight on November 12, 2013. To listen to the replay, please dial 1-855-859-2056 or 404-537-3406 and enter the conference ID number 89628597.

About SunGard

SunGard is one of the world’s leading software and technology services companies. SunGard serves approximately 25,000 customers in more than 70 countries and has approximately 17,000 employees. SunGard provides software and processing solutions for financial services, education and the public sector. SunGard also provides disaster recovery services, managed IT services, information availability consulting services and business continuity management software. With annual revenue of over $4.0 billion, SunGard is one of the largest privately held IT software and services company. For more information, please visit www.sungard.com.

Trademark Information: SunGard, the SunGard logo, Front Arena, AvantGard, eSchoolPlus, PerformancePlus, Stream Clearvision, Stream Transfer Agency, SGN Funds, and SunGard Stream are trademarks or registered trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

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SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, financial results and pro forma estimates are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: global economic and market conditions; the condition of the financial services industry, including the effect of any further consolidation among financial services firms; our high degree of debt-related leverage; the effect of war, terrorism, natural disasters or other catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with broker/dealer operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the integration and performance of acquired businesses; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; a material weakness in our internal controls; and unanticipated changes in our income tax provision or the enactment of new tax legislation, issuance of regulations or relevant judicial decisions. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the U.S. Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

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SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

(Unaudited)

	Three Months Ended Sept. 30,
	2012	2013
Revenue:
Services	$969	$951
License and resale fees	53	65

Total products and services	1,022	1,016
Reimbursed expenses	13	12

Total revenue	1,035	1,028

Costs and expenses:
Cost of sales and direct operating (excluding depreciation)	430	423
Sales, marketing and administration	237	232
Product development and maintenance	98	96
Depreciation	70	73
Amortization of acquisition-related intangible assets	94	82
Goodwill impairment charges	385	—

Total costs and expenses	1,314	906

Operating income (loss)	(279)	122
Interest income	1	1
Interest expense and amortization of deferred financing fees	(102)	(96)
Loss on extinguishment of debt	—	(1)

Income (loss) from continuing operations before income taxes	(380)	26
Benefit (provision) from income taxes	13	(3)

Income (loss) from continuing operations	(367)	23
Income from discontinued operations, net of tax	5	—

Net Income (loss)	$(362)	$23

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

(Unaudited)

	Nine Months Ended Sept. 30,
	2012	2013
Revenue:
Services	$2,916	$2,844
License and resale fees	168	166

Total products and services	3,084	3,010
Reimbursed expenses	47	41

Total revenue	3,131	3,051

Costs and expenses:
Cost of sales and direct operating (excluding depreciation)	1,316	1,284
Sales, marketing and administration	751	716
Product development and maintenance	295	285
Depreciation	211	222
Amortization of acquisition-related intangible assets	295	255
Goodwill impairment charges	385	—

Total costs and expenses	3,253	2,762

Operating income (loss)	(122)	289
Interest income	1	1
Interest expense and amortization of deferred financing fees	(325)	(302)
Loss on extinguishment of debt	(51)	(6)
Other income (loss)	2	(1)

Loss from continuing operations before income taxes	(495)	(19)
Benefit from income taxes	44	10

Loss from continuing operations	(451)	(9)

Income (loss) from discontinued operations, net of tax	316	—

Net income (loss)	$(135)	$(9)

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

(Unaudited)

	Dec. 31,	Sept. 30,
	2012	2013
Assets:
Current:
Cash and cash equivalents	$546	$689
Accounts receivable, net	900	715
Prepaid expenses and other current assets	230	228

Total current assets	1,676	1,632
Property and equipment, net	874	812
Software products, net	411	326
Customer base, net	1,367	1,205
Other assets, net	1,151	1,144
Goodwill	4,539	4,545

Total Assets	$10,018	$9,664

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$63	$342
Accounts payable and accrued expenses	608	590
Deferred revenue	836	773

Total current liabilities	1,507	1,705
Long-term debt	6,599	6,106
Deferred income and other taxes	1,120	1,025
Other long-term liabilities	76	100

Total liabilities	9,302	8,936
Stockholder’s equity	716	728

Total Liabilities and Stockholder’s Equity	$10,018	$9,664

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Statements of Cash Flows

(in millions)

(Unaudited)

	Nine Months Ended Sept. 30,
	2012	2013
Cash flow from operations:
Cash flow from (used in) continuing operations	$426	$569
Cash flow from (used in) discontinued operations	(340)	—

Cash flow from (used in) operations	86	569

Investment activities:
Cash paid for acquired businesses, net of cash acquired	(10)	(1)
Cash paid for property, equipment and software	(173)	(160)
Other investing activities	3	1

Cash provided by (used in) continuing operations	(180)	(160)
Cash provided by (used in) discontinued operations	1,758	—

Cash provided by (used in) investment activities	1,578	(160)

Financing activities:
Cash received from borrowings, net of fees	(17)	2,173
Cash used to repay debt	(1,727)	(2,419)
Premium paid to retire debt	(27)	—
Other financing activities	(19)	(18)

Cash provided by (used in) continuing operations	(1,790)	(264)
Cash provided by (used in) discontinued operations	—	—

Cash provided by (used in) financing activities	(1,790)	(264)

Effect of exchange rate changes on cash	5	(2)

Increase (decrease) in cash and cash equivalents	(121)	143
Beginning cash and cash equivalents includes cash of discontinued operations (2012: $6, 2013: $-)	873	546

Ending cash and cash equivalents includes cash of discontinued operations (2012: $-, 2013: $-)	$752	$689

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 1. Reconciliation of Segment Adjusted EBITDA to Operating Income (Loss)

We evaluate the performance of our segments using non-GAAP measures. Our primary non-GAAP measure is Adjusted EBITDA, whose corresponding GAAP measure is operating income. Adjusted EBITDA is defined as operating income excluding depreciation, amortization of acquisition-related intangible assets, goodwill impairment, severance and facility closure charges, stock compensation, management fees, and certain other costs.

We believe Adjusted EBITDA is an effective tool to measure our operating performance since it excludes non-cash items and certain variable charges. We use Adjusted EBITDA extensively to measure both SunGard and its reportable segments within the Company and also to report our results to our board of directors.

While Adjusted EBITDA is useful for analysis purposes, it should not be considered as an alternative to our reported GAAP results. Also, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is similar, but not identical, to adjusted EBITDA per the Senior Secured Credit Agreement for purposes of our debt covenants (see Note 2).

The following is a reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to the corresponding reported GAAP measures that we believe to be most directly comparable. Percentage changes are computed based on unrounded amounts.

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
(in millions)	2012	2013	change		2012	2013	change

Financial Systems segment
Revenue	$640	$635	(1)%		$1,928	$1,867	(3)%

Adjusted EBITDA	$170	$194	14%		$474	$502	6%
Adjusted EBITDA margin	26.6%	30.5%	3.9	pts	24.6%	26.9%	2.3	pts

Availability Services segment
Revenue	$346	$340	(2)%		$1,052	$1,029	(2)%

Adjusted EBITDA	$120	$108	(11)%		$351	$325	(7)%
Adjusted EBITDA margin	34.8%	31.6%	(3.2	)pts	33.4%	31.5%	(1.9	)pts

Public Sector & Education segment
Revenue	$49	$53	6%		$151	$155	2%

Adjusted EBITDA	$15	$16	10%		$47	$48	3%
Adjusted EBITDA margin	30.4%	31.4%	1.0	pts	31.0%	31.2%	0.2	pts

Corporate
Adjusted EBITDA	$(10)	$(12)			$(35)	$(36)

Total
Revenue	$1,035	$1,028	(1)%		$3,131	$3,051	(3)%

Adjusted EBITDA	$295	$306	3%		$837	$839	0%
Adjusted EBITDA margin	28.6%	29.7%	1.1	pts	26.7%	27.5%	0.8	pts

pts = margin points

Reconciliation of Segment Adjusted EBITDA to operating income:

Financial Systems segment	$170	$194	$474	$502
Availability Services segment	120	108	351	325
Public Sector & Education segment	15	16	47	48
Corporate	(10)	(12)	(35)	(36)

Total Adjusted EBITDA	295	306	837	839

Depreciation	(70)	(73)	(211)	(222)
Amortization of acquisition-related intangible assets	(94)	(82)	(295)	(255)
Goodwill impairment	(385)	—	(385)	—
Restructuring and other costs	(13)	(14)	(30)	(30)
Stock compensation expense	(9)	(12)	(29)	(35)
Management fees	(3)	(3)	(9)	(8)

Total operating income (loss)	$(279)	$122	$(122)	$289

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 2. Reconciliation of Income (Loss) from Continuing Operations to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA Per Senior Secured Credit Agreement

EBITDA represents income (loss) from continuing operations before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA per our Senior Secured Credit Agreement is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior secured credit facilities, as amended, our senior notes and senior subordinated notes. Adjusted EBITDA per our Senior Secured Credit Agreement is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement are not recognized terms under generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement do not represent income (loss) from continuing operations, as that term is defined under GAAP, and should not be considered as an alternative to income (loss) from continuing operations as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement to income (loss) from continuing operations, the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement. Further information regarding this reconciliation is included in our periodic filings with the U.S. Securities and Exchange Commission.

			Last Twelve Months Ended
	Three Months Ended Sept. 30,		Sept. 30
(in millions)	2012	2013	2013

Total revenue	$1,035	$1,028	$4,183

Income (loss) from continuing operations	$(367)	$23	$45
Interest expense, net	101	95	404
Provision for (benefit from) income taxes	(13)	3	(4)
Depreciation and amortization	164	155	643

EBITDA	(115)	276	1,088
Goodwill impairment charge	385	—	—
Purchase accounting adjustments	2	1	8
Non-cash charges	10	12	45
Restructuring and other	16	16	68
Acquired EBITDA, net of disposed EBITDA	1	—	1
Loss on extinguishment of debt	—	1	36

Adjusted EBITDA - per Senior Secured Credit Agreement *	$299	$306	$1,246

Adjusted EBITDA margin	28.9%	29.8%	29.8%

Year to Year Margin improvement		0.9 points	1.1 points

	Nine Months Ended Sept. 30,
(in millions)	2012	2013

Total revenue	$3,131	$3,051

Loss from continuing operations	$(451)	$(9)
Interest expense, net	324	301
Benefit from income taxes	(44)	(10)
Depreciation and amortization	506	477

EBITDA	335	759
Goodwill impairment charges	385	—
Purchase accounting adjustments	7	6
Non-cash charges	30	36
Restructuring and other	29	33
Acquired EBITDA, net of disposed EBITDA	2	—
Loss on extinguishment of debt	51	6

Adjusted EBITDA - per Senior Secured Credit Agreement *	$839	$840

Adjusted EBITDA margin	26.8%	27.5%

Year to Year Margin improvement		0.7 points

*	Also applies to Senior Notes due 2018 and 2020 and Senior Subordinated Notes due 2019